As filed with the Securities and Exchange Commission on July 24, 2000.
                                             Registration No. 333-_________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             C&D TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
        Delaware                                       13-3314599
     --------------                                 ---------------
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

1400 Union Meeting Road, Blue Bell, Pennsylvania          19422
------------------------------------------------        ----------
(Address of Principal Executive Offices)                (Zip Code)
                               -------------------

                             C&D TECHNOLOGIES, INC.
                     NONQUALIFIED DEFERRED COMPENSATION PLAN
                            (Full title of the plan)
                              --------------------
                                 Linda R. Hansen
                       Vice President and General Counsel
                             C&D Technologies, Inc.
                             1400 Union Meeting Road
                       Blue Bell, Pennsylvania 19422-0858
                       ----------------------------------
                     (Name and address of agent for service)

                                 (215) 619-7817
                                 --------------
                     (Telephone number, including area code,
                              of agent for service)
                              --------------------
                                    Copy to:
                            John W. Kauffman, Esquire
                          Duane, Morris & Heckscher LLP
                                One Liberty Place
                           Philadelphia, PA 19103-7396

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                    Proposed                Proposed
 Title of securities       Amount to be         Maximum offering        Maximum aggregate          Amount of
  To be registered          Registered           Price per share         Offering price       registration fee(5)
 -------------------      -------------         ----------------        -----------------     -------------------

Deferred Compensation     $5,000,000                 100%                $5,000,000(4)            $1,320
Plan Obligations(1)

Common Stock, par          25,000 shares(2)     $47.78125 (3)            $1,194,531.25            $    0
value $.01 per share

(1) The Deferred Compensation Plan Obligations are unsecured obligations of C&D Technologies, Inc. to pay deferred compensation in the future in accordance with the terms of the C&D Technologies, Inc. Nonqualified Deferred Compensation Plan.

(2) This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as the result of, stock splits, stock dividends or similar transactions.

(3) Pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for C&D Technologies, Inc. Common Stock on the New York Stock Exchange, Inc. on July 18, 2000.

(4)  Estimated solely for purposes of determining the registration fee.

(5) Pursuant to Rule 457(i), the registration fee is calculated solely on the basis of the proposed offering price of the Deferred Compensation Obligations, which may convert to C&D Technologies Inc. Common Stock at distribution.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following material is incorporated herein by reference:

     (a) The Annual Report on Form 10-K of C&D Technologies Inc. (the "Company") for the year ended January 31, 2000 as filed by the Company with the Securities and Exchange Commission (the "Commission").

     (b) The Quarterly Report on Form 10-Q of the Company for the quarter ended April 30, 2000 as filed by the Company with the Commission.

     (c) The Current Report on Form 8-K of the Company as filed by the Company with the Commission on February 28, 2000.

     (d) The Current Report on Form 8-K of the Company as filed by the Company with the Commission on May 25, 2000.

     (e) The description of the Company's Common Stock contained in the Company's Registration Statements on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All reports or other documents filed pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES.

     The securities being registered under this registration statement consist of (1) obligations (the "Obligations") of the Company to pay compensation deferred by eligible employees under the terms of the C&D Technologies, Inc. Nonqualified Deferred Compensation Plan (the "Plan") and (2) shares of Common Stock, par value $0.01 per share, of the Company with which certain of the Obligations may be paid upon distribution. A description of the Company's Common Stock is incorporated by reference in this Registration Statement pursuant to
Item 3 above. A description of the Obligations follows.

     Subject to the provisions of the Plan, an eligible employee or director (a "Participant") may enter into an agreement with the Company providing for the deferral of the payment of a specified portion or amount of compensation payable by the Company to the Participant. A Participant's deferrals are credited to a record keeping account maintained by the Company in the name of the Participant. Each Participant account will be periodically adjusted to reflect the investment experience of one or more investment alternatives designated under the Plan, including the Company's Common Stock. Each Participant shall have the right to recommend to the Plan's trustee which of the investment benchmarks should be used with respect to the Participant's account. However, the trustee must make the final decision as to which alternatives will be used for the Participant.

     A Participant will become immediately vested in the amount of any earnings credited to his or her account. The vested balance credited to a Participant account will be paid upon the earliest of (i) termination of the Participant's employment or service as a director of the Company or (ii) the Participant's elected distribution date, (iii) a corporate change in control, as defined in the Plan, (iv) an unforeseen emergency of the Participant or (v) the Participant's death or disability. Depending on the applicable terms of the Plan and the Participant's payment election, payment of such vested balance may be made in cash in a lump sum, in substantially equal annual installments over a period elected by the Participant that may not exceed his life expectancy or the joint life expectancy of the Participant and a designated beneficiary, or amounts paid under an annuity that is selected by the Participant.

     In the event the Plan is terminated, the Company may decide, in its sole discretion, to either pay the Obligations as they come due in accordance with the Participants' initial elections or accelerate the payment of the Obligations. In addition, the Company may delay the payment of a Participant's vested amounts under certain circumstances, such as when the Participant has allocated such amounts to a restricted investment benchmark offered under the Plan that each Participant must sign as a condition to participation in the Plan. A Participant's rights to and under the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered, except by way of transfer to the employee's beneficiary or estate upon the Participant's death, pursuant to the terms of the Plan.

     The Obligations are unsecured general obligations of the Company which are subordinate in rank to other unsecured indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plans. Obligations are not convertible into another security of the Company.

     The Company reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the rights of Participants with respect to amounts deferred prior to such amendment or termination.

     Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. The Company may establish a grantor trust to fund the payment of the Obligations, but the Company retains discretion to determine whether such a trust will be established and, if so, the amount and timing of any contributions to the trust. The assets of the trust will remain subject to the claims of the Company's creditors. The trustee of the trust will be required to administer the trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the trust from time to time, and the trustee may be subject to the direction of the Company with respect to the payment Obligations. Accordingly, the trustee of the trust does not have any independent obligation or authority to act on behalf of any Participant or Beneficiary and each Participant and Beneficiary, will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The  consolidated   financial  statements  and  schedules  incorporated  by
reference in this Registration Statement have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article VIII of the Company's By-laws and Article Sixth of the Company's Restated Certificate of Incorporation, as amended, provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

     The Company provides liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

Item 8.  EXHIBITS.

           Exhibit No.   Exhibit Description
           -----------   -------------------
               (4)       C&D Technologies, Inc. Nonqualified Deferred
                         Compensation Plan.

               (5)       Opinion of Linda R. Hansen, Esquire.

               (23)(A)  Consent of Linda R. Hansen, Esquire (contained in
                        Exhibit 5 hereto).

               (23)(B)  Consent of PricewaterhouseCoopers LLP.

               (24) Power of Attorney (included on the signature pages hereto).

Item 9.  UNDERTAKINGS.

         The registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby further undertakes that, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Blue Bell, Pennsylvania on July 24, 2000.

                            C&D TECHNOLOGIES, INC.


                            By:  /s/ Stephen E. Markert, Jr.
                                 ----------------------------------
                                 Stephen E. Markert, Jr.,
                                 Vice President - Finance and Chief
                                 Financial Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen E. Markert, Jr. and Linda R. Hansen, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                   Title                                  Date
---------                   -----                                  ----


/s/ William Harral, III     Chairman of the Board and a Director   July 24, 2000
---------------------------
William Harral, III

/s/ Wade H. Roberts, Jr.    President, Chief Executive Officer     July 24, 2000
--------------------------- and a Director
Wade H. Roberts, Jr.        (principal executive officer)

/s/ Stephen E. Markert, Jr.  Vice President - Finance and Chief    July 24, 2000
---------------------------  Financial Officer (principal
Stephen E. Markert, Jr.      financial and accounting officer)

Signature                   Title                                  Date
---------                   -----                                  ----


/s/ Adrian A. Basora        Director                               July 24, 2000
---------------------------
Adrian A. Basora

/s/ Peter R. Dachowski      Director                               July 24, 2000
---------------------------
Peter R. Dachowski

/s/ Kevin P. Dowd           Director                               July 24, 2000
---------------------------
Kevin P. Dowd

/s/ Pamela S. Lewis         Director                               July 24, 2000
---------------------------
Pamela S. Lewis

/s/ George Mackenzie        Director                               July 24, 2000
---------------------------
George Mackenzie

/s/ John A. H. Shober       Director                               July 24, 2000
---------------------------
John A. H. Shober

                                  EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)



   Exhibit No.   Exhibit Description
   -----------   -------------------
        (4)      C&D Technologies, Inc. Nonqualified Deferred Compensation Plan.

        (5)      Opinion of Linda R. Hansen, Esquire.

        (23)(A) Consent of Linda R. Hansen, Esquire (contained in Exhibit 5 hereto).

        (23)(B)  Consent of PricewaterhouseCoopers LLP.

        (24)     Power of Attorney (included on the signature pages hereto).